                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)
                          INFORMATION TO BE INCLUDED IN
                STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c),
                         AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)



                          WILLIS GROUP HOLDINGS LIMITED
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                   COMMON STOCK, PAR VALUE $0.000115 PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   G96655 10 8
             ------------------------------------------------------
                                 (CUSIP NUMBER)


                                FEBRUARY 15, 2002
             ------------------------------------------------------
             DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|   Rule 13d-1(d)

THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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                                  SCHEDULE 13G

-----------------------------                      -----------------------------
   CUSIP NO. G96655 10 8                            PAGE  2  OF  14
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1         Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:

                   PROFIT SHARING (OVERSEAS), LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group            (a)  |_|
                                                                      (b)  |X|

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Citizenship or Place of Organization

                   ALBERTA, CANADA
--------------------------------------------------------------------------------
                     5        Sole Voting Power
   NUMBER OF
                                      77,750,683
    SHARES           -----------------------------------------------------------
                     6        Shared Voting Power
 BENEFICIALLY
                                      0
OWNED BY EACH        -----------------------------------------------------------
                     7        Sole Dispositive Power
  REPORTING
                                      77,750,683
   PERSON            -----------------------------------------------------------
                     8        Shared Dispositive Power
    WITH                              0
--------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                   77,750,683
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                            |_|
--------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)


                   52.9%
--------------------------------------------------------------------------------
12        Type of Reporting Person (See Instructions)


                   PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                      -----------------------------
   CUSIP NO. G96655 10 8                            PAGE  3  OF  14
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1         Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:


                   KKR ASSOCIATES 1996 FUND (OVERSEAS), LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group              (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Citizenship or Place of Organization

                   ALBERTA, CANADA
--------------------------------------------------------------------------------
                     5        Sole Voting Power
   NUMBER OF
                                      77,750,683
    SHARES           -----------------------------------------------------------
                     6        Shared Voting Power
 BENEFICIALLY
                                      0
OWNED BY EACH        -----------------------------------------------------------
                     7        Sole Dispositive Power
  REPORTING
                                      77,750,683
   PERSON            -----------------------------------------------------------
                     8        Shared Dispositive Power
    WITH                              0
--------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                   77,750,683
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                             |_|
--------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)


                   52.9%
--------------------------------------------------------------------------------
12        Type of Reporting Person (See Instructions)


                   PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                      -----------------------------
   CUSIP NO. G96655 10 8                            PAGE  4  OF  14
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1         Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:


                   KKR ASSOCIATES II (1996), LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group              (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Citizenship or Place of Organization

                   CAYMAN ISLANDS
--------------------------------------------------------------------------------
                     5        Sole Voting Power
   NUMBER OF
                                      77,750,683
    SHARES           -----------------------------------------------------------
                     6        Shared Voting Power
 BENEFICIALLY
                                      0
OWNED BY EACH        -----------------------------------------------------------
                     7        Sole Dispositive Power
  REPORTING
                                      77,750,683
   PERSON            -----------------------------------------------------------
                     8        Shared Dispositive Power
    WITH                              0
--------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                   77,750,683
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                             |_|
--------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)


                   52.9%
--------------------------------------------------------------------------------
12        Type of Reporting Person (See Instructions)


                   PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                      -----------------------------
   CUSIP NO. G96655 10 8                            PAGE  5  OF  14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1         Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:


                   KKR 1996 OVERSEAS, LIMITED
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group             (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Citizenship or Place of Organization

                   CAYMAN ISLANDS
--------------------------------------------------------------------------------
                     5        Sole Voting Power
   NUMBER OF
                                      77,750,683
    SHARES           -----------------------------------------------------------
                     6        Shared Voting Power
 BENEFICIALLY
                                      0
OWNED BY EACH        -----------------------------------------------------------
                     7        Sole Dispositive Power
  REPORTING
                                      77,750,683
   PERSON            -----------------------------------------------------------
                     8        Shared Dispositive Power
    WITH                              0
--------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                   77,750,683
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                              |_
--------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)


                   52.9%
--------------------------------------------------------------------------------
12        Type of Reporting Person (See Instructions)


                   PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:

         Willis Group Holdings Limited

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Ten Trinity Square
         London EC3P 3AX
         England

ITEM 2(a).        NAME OF PERSONS FILING:

         Profit Sharing (Overseas), Limited Partnership
         KKR 1996 Fund (Overseas), Limited Partnership
         KKR Associates II (1996), Limited Partnership
         KKR 1996 Overseas, Limited

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         KKR Overseas, Limited
         Ugland House
         P.O. Box 309
         George Town, Grand Cayman
         Cayman Islands

ITEM 2(c).        CITIZENSHIP:

         Alberta, Canada:  Profit Sharing (Overseas), Limited Partnership,
                           KKR 1996 Fund (Overseas), Limited Partnership

         Cayman Islands:   KKR Associates II (1996), Limited Partnership
                           KKR 1996 Overseas, Limited

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.00015 per share

ITEM 2(e).        CUSIP NUMBER:

         G96655 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)         |_|     Broker or dealer registered under Section 15 of the
                            Exchange Act.

                                 (Page 6 of 14)
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        (b)         |_|     Bank as defined in section 3(a)(6) of the Exchange
                            Act.

        (c)         |_|     Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act.

        (d)         |_|     Investment company registered under Section 8 of the
                            Investment Company Act.

        (e)         |_|     An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

        (f)         |_|     An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)         |_|     A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)         |_|     A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act;

        (i)         |_|     A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)         |_|     Group, in accordance with Rule 13d-1(b)(1)(ii)(J);


         If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

ITEM 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned

         Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns 77,750,683 shares of common stock. Messrs. Henry R. Kravis, George R. Roberts, Robert I. McDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Todd A. Fisher as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II
(1996), Limited

                                 (Page 7 of 14)

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Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include
34,000, 8,000 and 3,000 shares respectively.

         (b)      Percent of Class

                  See Item 11 of each cover page, which is based upon Item 5 of each cover page. See Item 4(a).

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         See Item 5 of each cover page.

                  (ii)   shared power to vote or to direct the vote

                         See Item 6 of each cover page.

                  (iii)  sole power to dispose or to direct the disposition of

                         See Item 7 of each cover page.

                  (iv)   shared power to dispose or to direct the disposition of

                         See Item 8 of each cover page.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


                                 (Page 7 of 14)

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ITEM 10.          CERTIFICATIONS.

         Not applicable.



















                                 (Page 9 of 14)

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      PROFIT SHARING (OVERSEAS), LIMITED
                                             PARTNERSHIP

                                      By:    KKR 1996 Fund (Overseas), Limited
                                             Partnership, general partner

                                      By:    KKR Associates II (1996), Limited
                                             Partnership, general partner

                                      By:    KKR 1996 Overseas, Limited, general
                                             partner


                                      By:    /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:  William J. Janetschek
                                             Title: Attorney-in-fact for
                                                    Perry Golkin

                                      KKR 1996 FUND (OVERSEAS), LIMITED
                                             PARTNERSHIP

                                      By:    KKR Associates II (1996), Limited
                                             Partnership, general partner

                                      By:    KKR 1996 Overseas, Limited, general
                                             partner


                                      By:    /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:  William J. Janetschek
                                             Title: Attorney-in-fact for
                                                    Perry Golkin

                                      KKR ASSOCIATES II (1996), LIMITED
                                      PARTNERSHIP

                                      By:    KKR 1996 Overseas, Limited, general
                                             partner


                                      By:    /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:  William J. Janetschek
                                             Title: Attorney-in-fact for
                                                    Perry Golkin


                                (Page 10 of 14)

                                      KKR 1996 OVERSEAS, LIMITED


                                      By:    /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:  William J. Janetschek
                                             Title: Attorney-in-fact for
                                                    Perry Golkin

February 13, 2002









                                (Page 11 of 14)
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                                    EXHIBITS

         Exhibit 1 -    Joint Filing Agreement

         Exhibit 2 -    Power of Attorney (already on file)













                                (Page 12 of 14)